Exhibit 10.a

Agreement on Termination of Joint Operation

Party A: ORGANIC AGRICULTURAL COMPANY LIMITED

Party B: UNBOUNDED IOT BLOCK CHAIN LIMITED

WHEREAS:

Both Party A and Party B have entered the Cooperation Agreement on November 9, 2020 and the Supplementary Agreement on July 19, 2021 (hereinafter referred to as “original agreements”), and jointly established the subsidiary Tianci Wanguan (Xiamen) Digital Technology Co., Ltd. (hereinafter referred to as “Tianci Wanguan”) according to original agreements. Since it is no longer possible for Party B to complete the business objectives set forth in the original agreements, Party A and Party B, through friendly negotiation, in the principle of equality, mutual benefits and good faith, sign this Supplementary Agreement for mutual compliance.

Article 1 - Since it is no longer possible for Party B to complete the performance specified in the original agreements, both parties decide to implement the articles of the original agreements in advance. Party A hereby cancels 10 million shares of Party A issued to Chen Zewu.

Article 2 - On the signing date of this agreement, Party A transfers 51% of Tianci Wanguan’s equity originally held to Party B at a consideration of RMB 0, and Party B agrees to accept the equity transfer. After the equity transfer, Party B shall enjoy all shareholders’ rights and undertake all obligations of Tianci Wanguan, and Party A shall no longer enjoy the rights and undertake the obligations of Tianci Wanguan.

Article 3 - Since the signing date of this agreement, Party A withdraws from the operation of Tianci Wanguan, and it shall no longer enjoy the rights and bear obligations as a shareholder of Tianci Wanguan, no longer enjoy the assets and bear the liabilities of Tianci Wanguan, and no longer enjoy the profits and bear the losses of Tianci Wanguan. From the signing date of this agreement, all equity rights and obligations, assets and liabilities and all profits and losses of Tianci Wanguan shall be enjoyed and undertaken by Party B, and Party B shall complete the registration change or cancellation of Tianci Wanguan within 2 months since the signing date of this agreement.

Article 4 - Liability for breach

1. After the formal signing of this agreement, any party’s failure to perform or incompletely perform the agreed articles of this Agreement shall constitute a breach. The breaching party shall be responsible for compensating the non-breaching party for the losses caused by its breach.

2. In case of any party’s breach, the non-breaching party has the right to require the breaching party to continue to perform this agreement.

Article 5 - Change or cancellation of the agreement

In case of any of the following circumstances, this agreement may be changed or canceled. The agreement for change or cancellation signed by the parties shall take into effect after the original registration department agrees to change the registration:

1. Force majeure, which makes this agreement impossible to perform;

2. Due to changes in circumstances, both parties make a consultation and reach an agreement.

Article 6 - Relevant Expenses

Party B shall bear the expenses related to the execution of this Agreement (such as industrial and commercial registration of change).

Article 7 - Effectiveness of the Agreement and Others

1. This Agreement will take into effect after being signed and sealed by both parties.

2. After signing this agreement, both parties shall register the change with the administrative department for industry and commerce within the time limit specified by law.

3. This agreement is in quadruplicate. Party A and Party B each hold one copy. For another 2 copies, one for the company filing and one for the relevant department.

Party A (Signed or Sealed)		Party B (Signed or Sealed)
Date:	August 19, 2022	Date:	August 19, 2022